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                                                                    EXHIBIT 99.5



                          CONSENT TO BECOME A DIRECTOR

         Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Joint Proxy Statement/ Prospectus forming a part of this Registration Statement on Form S-4 as a person to become a director of GlobalSantaFe Corporation, a company organized under the laws of the Cayman Islands, upon the closing of the Agreement and Plan of Merger among Santa Fe International Corporation (to be renamed GlobalSantaFe Corporation in connection with the merger contemplated thereby), Silver Sub, Inc., Gold Merger Sub, Inc. and Global Marine Inc. dated as of August 31, 2001.



/s/ THOMAS W. CASON
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Name: Thomas W. Cason
Date: October 5, 2001